Exhibit 99.1

WRAP REPORTS FOURTH QUARTER 2020 RESULTS

TEMPE, Arizona – March 4, 2021 (GLOBE NEWSWIRE) – Wrap Technologies, Inc. (Nasdaq: WRAP) (the “Company”), a global leader in innovative public safety technologies and services, today announced results for its fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 Summary

Net Sales of $1.4 million, Growth of 464%
Gross Margin of 33%
Cash, Cash Equivalents and Short-Term Investments of $41.6 million
Stock Symbol Changed to: WRAP

Full Year 2020 Summary

Net Sales of $3.9 million, Growth of 466%
Gross Margin of 34%
Sold Product to 15 New Countries – 36 Countries to Date
Trained Agencies Increased to Over 450 Agencies
BolaWrap Certified Instructors Increased to 1,360

Management Commentary – Tom Smith, President

“As public safety experienced historic challenges in 2020, WRAP adapted to a quickly-evolving market by putting increased focus on building a global brand and broadening our impact as a leader in de-escalation solutions and technology. As safe and effective uses of BolaWrap increased in the United States, the device has also been sold globally to 36 countries. Our international business is only anticipated to grow, due to a rapidly expanding pipeline and international distribution network.”

“In the wake of global protests surrounding excessive use of force, 2021 is expected to be a year focused on domestic police and public safety reform, with an increased focus from community groups, government organizations and the media on safer tactics and tools. In Q4 2020, we completed the acquisition of NSENA, Inc. with the expressed purpose of providing an immersive training solution to a market that we believe is seeking fresh ideas towards police education and training. We expect 2021 to be a year of continued growth and insights as we pursue our goal of becoming the global leader in de-escalation solutions and best practices.”

	Three Months Ended		Year Ended
	December 31,		December 31,
(amounts in thousands, except per share data)	2020	2019	2020	2019
Total revenues	$1,415	$251	$3,944	$697
Net sales growth (1)	464%	NM %	466%	NM %
Gross margin rate	33%	34%	34%	40%
Net loss	$(3,556)	$(2,543)	$(12,580)	$(8,325)
Net loss per diluted share	$(0.10)	$(0.09)	$(0.37)	$(0.29)

(1)
As compared to the prior year period.

FOURTH QUARTER 2020 FINANCIAL AND OPERATIONS HIGHLIGHTS

Net Sales
●
Generated revenue of $1.4 million for the 4Q20, 464% growth as compared to 4Q19.
●
40% sequential increase as compared to the 3Q20 ($1.0 million).
●
The pandemic impacted 2020 sales efforts both in the U.S. and internationally. Our pipeline, however, is robust.

Gross Profit
●
Generated $0.5 million of gross profit for the 4Q20.
●
Gross margin was 33% for the 4Q20, a slight improvement compared to the 32% for 3Q20.
●
We continue to expect our gross margins to be fluid as we ramp our revenue base during this early-stage of growth.
●
Based on current initiatives, we expect to improve gross margins in future periods.

Selling, General and Administrative (SG&A) Expense
●
SG&A expense increased $1.6 million in 4Q20 compared to 4Q19.
●
Increase was driven primarily by a $0.8 million increase in compensation costs as we ramp our sales force and training teams, and $0.4 million of increased marketing and promotion expenditures.

Research and Development (R&D) Expense
●
R&D expense increased 22% in 4Q20 to $0.7 million compared to 4Q19.
●
We expect our R&D expense to increase in 2021 as we add staff and expand important research initiatives in response to identified market opportunities.

Inventory
●
Inventory increased to $2.7 million at end of 4Q20, compared to $2.0 million at 3Q20 in response to growing market opportunities.

Capital Structure and Liquidity
●
Cash, cash equivalents and short-term investments was $41.6 million at end of 4Q20 compared to $45.1 million at 3Q20, representing 85% of total assets.
●
In December 2020 we acquired NSENA, a virtual reality-based training simulator business targeting law enforcement and corrections. Our balance sheet at the end of 4Q20 reflected $0.3 million of assumed debt related to the NSENA acquisition.

FULL YEAR 2020 FINANCIAL AND OPERATIONS HIGHLIGHTS

Net Sales
●
Generated $3.9 million of revenue in 2020, a 466% increase over 2019. The reflects the continued ramp of our business and adoption of our platform at this early stage.
●
In spite of severe travel restrictions and logistic challenges caused by COVID, our international business accounted for 64% of 2020 revenue compared to 28% in 2019, reflecting 1,188% growth.
●
We have sold BolaWrap products to 36 countries, adding 15 new countries in 2020 in spite of travel restrictions.
●
The number of international distributors grew from 16 at the end of 2019 to 35 at the end of 2020.

Gross Profit
●
Generated $1.3 million of gross profit in 2020. Our gross margin for 2020 was 34%.

Selling, General and Administrative (SG&A) Expense
●
SG&A expense increased $5.0 million in fiscal 2020, which reflects our investment in our business during our initial ramp in sales and production.

Research and Development (R&D) Expense
●
R&D expense increased $0.6 million in 2020 due to increased staffing.

Non-Cash Stock Compensation Expense
●
Operating expense included $2.2 million of non-cash stock compensation expense in 2020 compared to $1.5 million in 2019.

Outlook

We continue to expect near-term headwinds to our growth as international travel remains limited. We expect this to continue through at least the first half of 2021 then soften as we proceed through the second half of 2021.

Webcast and Earnings Conference Call

The Company will host a live Zoom video webcast for investors and other interested parties beginning at 4:30 p.m. Eastern Time on Thursday, March 4, 2021. The call will be hosted by Tom Smith, President; Jim Barnes, CFO; and Paul Manley, VP of Investor Relations.

WEBCAST LINK: Webcast Registration Link

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.wrap.com. A webcast replay of the call will be available on the Company’s Investor Relations page within 24 hours of the live call ending.

Contact

Investors and Media:
Paul M. Manley
Vice President of Investor Relations
(612) 834-1804
pmanley@wrap.com

About Wrap Technologies

WRAP Technologies (Nasdaq: WRAP) is a global leader in innovating public safety technologies and services that deliver advanced solutions focused on avoiding escalation. The BolaWrap® Remote Restraint device, WRAP’s first product, is a patented, hand-held device that discharges a Kevlar® tether to temporarily restrain from a safe distance. Through many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to safely detain persons without injury. WRAP Reality, the Company’s virtual reality training system, is an immersive training simulator and comprehensive public safety training platform designed to empower first responders with the necessary knowledge to perform in the field. WRAP’s headquarters are located in Tempe, Arizona. For more information, please visit wrap.com.

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding distributors, agencies and training and amounts of non-cash stock-based compensation expense, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company’s overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as “expect”, “anticipate”, “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Wrap Technologies, Inc.
Condensed Consolidated Balance Sheets
(unaudited - dollars in thousands)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$16,647	$16,984
Short-term investments	24,994	-
Accounts receivable, net	1,871	195
Inventories, net	2,655	2,245
Prepaid expenses and other current assets	760	251
Total current assets	46,927	19,675
Property and equipment, net	357	243
Operating lease right-of-use asset, net	139	261
Intangible assets, net	1,396	230
Other assets, net	13	13
Total assets	$48,832	$20,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,953	$601
Customer deposits	2	344
Deferred revenue	16	3
Operating lease liability - short term	94	128
Note payable to bank - short term	275	-
Total current liabilities	2,340	1,076
Long-term liabilities	79	150
Total liabilities	2,419	1,226
Stockholders' equity	46,413	19,196
Total liabilities and stockholders' equity	$48,832	$20,422

Wrap Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Product sales	$1,382	$237	$3,868	$656
Other revenue	33	14	76	41
Total revenues	1,415	251	3,944	697
Cost of revenues	942	165	2,601	420
Gross profit	473	86	1,343	277

Operating expenses (i):
Selling, general and administrative	3,698	2,106	11,631	6,653
Research and development	751	616	2,789	2,237
Total operating expenses	4,449	2,722	14,420	8,890
Loss from operations	(3,976)	(2,636)	(13,077)	(8,613)

Other income (expense):
Interest income	2	95	83	291
Other	418	(2)	414	(3)
	420	93	497	288
Net loss	$(3,556)	$(2,543)	$(12,580)	$(8,325)

Net loss per basic common share	$(0.10)	$(0.09)	$(0.37)	$(0.29)
Weighted average common shares used to compute net loss per basic common share	37,399,195	29,704,067	33,846,338	28,652,625

Comprehensive loss:
Net loss	$(3,556)	$(2,543)	$(12,580)	$(8,325)
Net unrealized gain on short-term investments	8	-	15	-
Comprehensive loss	$(3,548)	$(2,543)	$(12,565)	$(8,325)

(i) includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Selling, general and administrative	$564	$423	$1,957	$1,410
Research and development	111	39	280	126
Total stock-based compensation expense	$675	$462	$2,237	$1,536

Wrap Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(12,580)	$(8,325)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	163	47
Warranty provision	30	13
Inventory obsolescence	(68)	(194)
Non-cash lease expense	122	80
Share-based compensation	2,237	1,536
Debt forgiveness income	(416)	-
Non-cash interest expense	2	-
Common shares issued for services	-	103
Provision for doubtful accounts	10	-
Changes in assets and liabilities:
Accounts receivable	(1,686)	(191)
Inventories	(343)	(1,893)
Prepaid expenses and other current assets	(508)	(136)
Accounts payable	825	174
Operating lease liability	(128)	(63)
Customer deposits	(342)	344
Accrued liabilities and other	493	112
Deferred compensation	-	(96)
Warranty settlement	4	-
Deferred revenue	(2)	3
Net cash used in operating activities	(12,187)	(8,486)

Cash Flows From Investing Activities:
Purchase of short-term investments	(34,979)	-
Proceeds from maturities of short-term investments	10,000	-
Capital expenditures for property and equipment	(249)	(257)
Investment in patents and trademarks	(129)	(114)
Purchase of intangible assets	(544)	-
Business acquisition	(210)	-
Long-term deposits	-	(11)
Net cash used in investing activities	(26,111)	(382)

Cash Flows From Financing Activities:
Sale of common stock and warrants	12,400	12,500
Offering costs paid on sale of common stock and warrants	(733)	(1,149)
Proceeds from exercise of warrants	26,191	2,112
Offering costs paid on exercise of warrants	(1,016)	(28)
Proceeds from exercise of stock options	705	58
Proceeds from bank note	414	-
Net cash provided by financing activities	37,961	13,493

Net increase (decrease) in cash and cash equivalents	(337)	4,625
Cash and cash equivalents, beginning of period	16,984	12,359
Cash and cash equivalents, end of period	$16,647	$16,984

Supplemental Disclosure of Non-Cash Investing
and Financing Activities:
Business acquisition liability	$298	$-
Business acquisition cost in deferred revenue	$15	$-
Change in unrealized gain on short-term investments	$15	$-
Right-of-use assets and liabilities recorded during period	$-	$341
Issuance costs relating to warrants issued to public offering selling agent	$-	$206